Exhibit 99.1
FREQUENTLY ASKED QUESTIONS ADDENDUM
November 1, 2006
1.	Will Bill Lasky address Team Members regarding the transaction?

On the day the sale was announced Bill Lasky addressed the Senior Leadership Team: “This deal will enhance the opportunities for the Company in terms of purchasing and manufacturing scale as well as for our team members by providing increased growth and opportunities. There are no plans to close any JLG facilities and Oshkosh has made it clear that they need JLG’s team members in order to be successful. It also strengthens JLG’s future — we know that we are in a cyclical business and the combination of our products does what we have always tried to do — smooth the cycles and reduce the impact of an economic downturn.

Finally — for customers, team members, shareholders and the communities in which we operate — each will benefit from the presence of a larger, financially stable and more diversified organization.”

You can listen to the full text of the Web cast through a link found on the HR page of the JLG Intranet. If you do not have access to the intranet, please talk with your supervisor about providing your team the opportunity to listen to Bill’s message.

While there are no plans at this time for further presentations, everyone is encouraged to utilize our open door policy and talk with anyone on the JLG management team, as well as utilizing oshkoshquestions@jlg.com to pose questions and receive answers.

2.	Why would we sell the Company when we were making a profit?

Information on this will be set forth in the Company’s proxy statement which will be mailed to all shareholders.

3.	How will the merger agreement be approved?

The merger agreement will be submitted to JLG’s shareholders for approval. A special meeting of the JLG shareholders will be set based on applicable NYSE rules, and each shareholder will be sent notice of that meeting in advance.

4.	How will the sale impact team members?

As indicated above — the acquisition will make us part of a larger, firmly established, more diversified organization that will provide many of our team members increased opportunities for stability, growth and career enhancement.

5.	We have not been told explicitly that all employees are being retained. When should we expect to hear about personnel changes? What about office personnel?

After the merger, integration teams will be launched with members from both companies on the teams in order to evaluate all aspects of JLG’s programs, policies and procedures and determine next steps. Oshkosh recognizes the value of our product experience and our organizational knowledge. As stated before, the talent and skills of our Team Members will be needed to continue to operate the business and meet the needs of our customers, and both companies are committed to moving the process along as quickly as possible. Until the merger is complete, JLG will continue to operate and it will be business as usual.

6.	What is the effect of the acquisition on JLG’s strategic plan? What about the strategies focused on prices and acquisitions?

JLG is continuing work on not only the current strategic plan as communicated in September, but also on the next plan taking us to fiscal year 2012. All goals and objectives as stated in the September address remain active and are being implemented via tactical teams and individual goals and objectives.

7.	What are the financial consequences to Mr. Lasky and the Board of Directors for selling the company?

JLG Shares owned by Mr. Lasky and the other members of the Board of Directors will be converted into cash along with all other shareholders. Stock options held by Mr. Lasky and the other directors will be converted into cash along with all other employee option holders. Mr. Lasky also has a severance agreement that provides for additional compensation. Information on these and other compensatory payments to be received by Mr. Lasky and the other directors will be set forth in the Company’s proxy statement which, once cleared with the SEC, will be mailed to all shareholders.

8.	There is a concern that information is only given out once per week. Would it be more beneficial to release some information daily?

Because of the SEC restrictions on communications, an extensive approval process needs to accompany any company release of information, internal or external. The diligence of this process makes daily updates impractical; however questions should continue to be submitted as often as a team member has them through the team member’s supervisors, Human Resources department and/or oshkoshquestions@jlg.com.

9.	For those of us who are remote, are you going to e-mail us the questions and answers?

For all important communication events, JLG utilizes a communication flow strategy. The FAQs are emailed to the Senior Leadership Team, who then meet and share them with their direct reports, who would then in turn meet with their Teams as well. The dissemination of information allows questions, clarifications and discussion to occur within each team. The FAQs are also physically posted on bulletin boards at all the facilities. Those working remotely will receive the communications through their managers, as with other communication initiatives.

10.	Will I have to continue to pay my current 401(k) plan loans?

Yes, all payroll deductions associated with 401(k) plan loans will continue to be withheld from team members’ paychecks. Anyone making payments directly to MassMutual, due to a leave of absence, should continue to remit payments directly to MassMutual.

11.	Can I lose the benefits that I have accrued under the Company’s 401(k) Plan solely as a result of the merger?

No. The 401(k) is a tax-qualified plan, the assets of which are held in trust and protected by applicable laws, including ERISA.

12.	As a JLG UK Employee, please could you advise us on the position of Oshkosh regarding the JLG Industries (Europe) Employee Benefits Plan (1985)?

Oshkosh is aware of the various European plans and commitments. As a part of their due diligence this will be an area of pre-merger review, and following the merger, integration teams will be launched with members from both companies on each team in order to evaluate all aspects of JLG’s programs, policies and procedures and determine next steps.

13.	The first week’s FAQ have come through, but a lot of the answers are relating to the US, and therefore don’t mention any other territories. Can you tell me if there will be answers coming through that are country specific i.e. Pension schemes etc?

Initially, the questions raised were coming from the United States. This past week we have received more questions from outside the US and will continue to respond to all questions we receive. As to the pension schemes, as stated above, after the merger, integration teams will be launched with members from both companies on each team in order to evaluate all aspects of JLG’s programs, policies and procedures and determine next steps. Please be assured that your plan account and plan will remain subject to, and you will be afforded the rights and protection under, applicable law.

14.	What is the level of Six Sigma implementation at Oshkosh?

A number of Oshkosh facilities have implemented Six Sigma programs, Pierce Manufacturing, its fire truck subsidiary, being one.

15.	Does Oshkosh have any organized labor facilities? If so, will we have to become an organized labor facility by some Oshkosh Labor Agreement?

Oshkosh only has 3 U.S. operations with unions, which have been in place many years. The other 18+ operations, covering the majority of its workforce, are union free. Oshkosh strongly believes in its employees and its union free philosophy.

16.	Will the Board of Directors and CEO stay the same or not?

Once the sale is finalized, JLG’s Board of Directors will no longer be in place because JLG will no longer be an independent, publicly-traded company.

Oshkosh has stated: “We think that JLG has an exceptional team in place. People operating the business should only see Oshkosh augmenting JLG’s current strategies to grow faster.”

17.	Does Oshkosh rebuild military equipment?

Yes, Oshkosh rebuilds a variety of military vehicles within its company.

18.	Will Oshkosh continue JLG products and the JLG name?

JLG has a strong reputation as the market leader in AWPs and telehandlers and Oshkosh respects that. Oshkosh expects that it will continue using the JLG name into the future and the JLG logo on the products.

19.	Will Oshkosh take on JLG parts distribution at other Oshkosh locations?

Both companies will continue their parts businesses as they have, and will evaluate any potential opportunities to expand.

20.	Does Oshkosh have any service facilities on the East Coast?

Yes, Oshkosh provides service to a number of its product lines on the east coast. In addition, dealers for some of the Oshkosh best known brands are spread across the East Coast.

21.	Will our fiscal year change to match theirs?

Yes. As a publicly-traded company, Oshkosh needs to have all businesses reporting on the same schedule. The timing of the fiscal year transition will be coordinated during the integration process.

22.	Will Oshkosh want to take the Skytrak and Lull telehandlers back to Wisconsin where they came from?

No. Oshkosh has stated they do not anticipate any movement of these products back to Wisconsin.
Where you can find additional information about the transaction.
     A shareholders meeting will be announced soon to obtain shareholder approval for the merger. The Company intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the merger. The proxy statement will be mailed to the Company’s shareholders. THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE COMPANY. Investors and shareholders may obtain free copies of these materials (when they are available) and other documents filed with the SEC at the SEC’s website at www.sec.gov. A free copy of the proxy statement when it becomes available may also be obtained from the Company, at 1 JLG Drive, McConnellsburg, PA, 17233-9533. The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the merger. Investors and shareholders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the proposed merger by reading the proxy statement, which will be filed with the SEC.